UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2007

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1110 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Companywide Milestone Incentive Bonus Program

On October 8, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of United Therapeutics Corporation (the “Company”) approved three modifications to the cash incentive bonus (“Milestone Bonus”) target criteria in the Company-wide Milestone Incentive Bonus Program.  The Committee made changes to Milestone 1 and Milestone 4.

Two changes were made to Milestone 1.  The first modification changed the metric from operating cash flow (OCF) per share to earnings before interest, tax, depreciation, amortization and stock options (EBITDASO) per share.  This change was made in order to better align Milestone Bonus incentives for all of our full-time employees with those of our shareholders, as we believe that the EBITDASO metric is closest to the metric that investors use to assess our Company’s financial performance.  The second modification was to clarify how EBITDASO per share growth is measured at 40% growth per quarter in sequential years or 10% growth per quarter in sequential quarters.  The conjunction in this clause was changed from “and” to “or” because growth of 10% per quarter exceeds growth of 40% per year.

Milestone 4 was modified to replace “Product inventory and development” with “Product manufacturing and development” to clarify that the metric relates to manufacturing goals, rather than inventory goals.

The Milestone Bonus target criteria were unchanged in all other material respects.  As so revised, the Milestone Bonus target criteria for bonuses to be paid in March 2008 are as follows:

Milestone	Percentage of target award

Milestone 1 — Earnings Before Interest, Tax, Depreciation, Amortization and Stock Options (EBITDASO) per share growth in the top quintile of the company’s peer group, as measured by a 40% growth in EBITDASO/share for the same quarter in sequential years or 10% growth in EBITDASO/share for sequential quarters.

Up to 25%
Milestone 2 — Ethical conduct.	Up to 15%
Milestone 3 — Communication of the Company’s clinical and scientific information and market share.	Up to 20%
Milestone 4 — Product manufacturing and development.	Up to 20%
Milestone 5 — Clinical trials.	Up to 20%

Partial credit may be earned under each milestone depending on several factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: October 12, 2007	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel